Exhibit 99.1

NRG Energy, Inc. Reports Full-Year and Fourth Quarter Results; Increases Merger Synergies; Increases Dividend and Announces Share Buyback Program

Full-Year 2012 Financial and Business Highlights(1)

•                  $1,917 million of Adjusted EBITDA, including $656 million delivered by NRG’s retail businesses;

•                  $898 million of Free Cash Flow (FCF) before growth investments;

•                  $0.36 per share annualized dividend initiated in the third quarter of 2012;

•                  $310 million/year(2) in total annual synergies arising out of GenOn merger;

•                  Cost synergies increased to $185 million from $175 million

•                  142,000 increase in Retail customer count during 2012; 91,000 in the East market and 51,000 in the Texas market; and

•                  290 MW of solar generation came online during 2012

Reaffirming 2013 and 2014 Guidance

•                  Reaffirming guidance for Adjusted EBITDA and FCF before growth investments:

•                  Adjusted EBITDA guidance: $2,535-$2,735 million and $2,700 -$2,900 million, for 2013 and 2014 respectively

•                  FCF before growth investments of $900-$1,100 million for each of 2013 and 2014

Capital Allocation

•                  Planning a 33% increase in annual common stock dividend (from $0.36 to $0.48 per share) commencing with the next quarterly payment; and

•                  $200 million share repurchase program authorized

PRINCETON, NJ; February 27, 2013—NRG Energy, Inc. (NYSE: NRG) today reported 2012 full-year adjusted EBITDA of $1,917 million with Wholesale contributing $1,175 million, Retail contributing $656 million and Solar contributing $86 million. Full-year adjusted cash flow from operations totaled $1,127 million while 2012 net income was $559 million, or $2.35 per diluted common share compared to 2011 net income of $197 million, or $0.78 per diluted common share. These results include seventeen days of performance from the GenOn business which became part of NRG on December 15, 2012.

Fourth quarter adjusted EBITDA was $420 million and adjusted cash flow from operations was $134 million. Wholesale contributed $245 million of fourth quarter adjusted EBITDA, Retail contributed $152 million and Solar contributed $23 million. Net income for the fourth quarter of 2012 totaled $516 million, or $2.06 per diluted common share, compared to a 2011 net loss of $109 million or ($0.48) per diluted common

(1)   Results include GenOn activity from December 15 through December 31 of 2012

(2)   Projected for the full year of operations in 2014

share.  Included in the $516 million of net income is $560 million of bargain purchase gain associated with the GenOn merger.

“NRG withstood a weak commodity price environment in 2012 to achieve solid financial results and robust free cash flow,” commented David Crane, NRG’s President and Chief Executive Officer. “With the GenOn integration now well underway and proceeding smoothly we are in a strong position to both reinvest in the growth of our own businesses and step up our capital allocation program for 2013.”

Segment Results

Table 1: Adjusted EBITDA

($ in millions)

	Three Months Ended		Twelve Months Ended
Segment	12/31/12	12/31/11	12/31/12	12/31/11
Retail	152	160	656	664
Wholesale
Gulf Coast
- Texas	190	200	880	842
- South Central	16	19	99	125
East	34	(6)	117	88
West	18	14	87	73
Other	13	13	65	56
Alternative Energy(1)	17	(6)	52	(15)
Corporate	(20)	(4)	(39)	(13)
Adjusted EBITDA(2)	420	390	1,917	1,820

(1)         Alternative Energy includes the results of the Company’s Solar projects

(2)         Detailed adjustments by region are shown in Appendix A

Table 2: Net Income/(Loss)

($ in millions)

	Three Months Ended		Twelve Months Ended
Segment	12/31/12	12/31/11	12/31/12	12/31/11
Retail	37	19	541	369
Wholesale
Gulf Coast
- Texas	108	123	(94)	316
- South Central	2	(60)	2	(14)
East	(19)	(73)	(39)	(86)
West	17	3	59	54
Other	8	5	33	19
Alternative Energy(1)	(14)	(15)	(54)	(57)
Corporate	377	(111)	111	(404)
Net Income/(Loss)	516	(109)	559	197

(1)         Alternative Energy includes the results of the Company’s Solar projects

Retail: Full-year 2012 adjusted EBITDA totaled $656 million; $8 million lower than in 2011. Gross margin was favorable by $124 million driven by the acquisition of Energy Plus which added $112 million, with the remaining difference primarily due to additional load resulting from increased customer count and usage. Offsetting the higher margin realized in 2012 was an increase in operating costs, which was primarily the result of the Energy Plus acquisition and increased marketing and selling expense.

Fourth-quarter adjusted EBITDA was $152 million; $8 million lower than the fourth quarter 2011. Gross margin was unfavorable by $10 million primarily driven by the impact of lower margin on acquisitions and renewals in both ERCOT and Northeast markets. Partially offsetting lower margins was a decrease in bad debt from improved customer payment behavior compared to the fourth quarter 2011.

Gulf Coast — Texas:   Full year adjusted EBITDA totaled $880 million; $38 million higher compared to 2011. Gross margin increased $126 million, driven by a combination of higher realized energy margin and improved bi-lateral capacity contracts with load serving entities. The year-over-year increase in realized energy margin was largely attributable to the combination of the unprecedented August 2011 hot weather—that resulted in power price spikes—and lower coal transportation costs in 2012. Meanwhile, unplanned outages contributed to a nearly 7.5 million MWh decline in generation combined with an increase in operations and maintenance costs which partially offset the improvement in gross margin.

Fourth-quarter adjusted EBITDA was $190 million; $10 million lower than the fourth quarter 2011.  The lower results were attributable to higher operating costs as a result of increased planned outages in the fourth quarter of 2012 as compared to 2011 partially offset by a $24 million increase in gross margin due primarily to higher realized energy margin, largely attributable to higher realized average power prices and lower coal transportation costs.

Gulf Coast - South Central: Full-year adjusted EBITDA totaled $99 million; $26 million lower than 2011.  Gross margin in 2012 decreased by $24 million due to 12% lower average realized prices as a result of lower natural gas prices.  An 18% decline in coal generation at Big Cajun II was partially offset by a 36% increase in generation at Cottonwood.

Fourth-quarter adjusted EBITDA was $16 million; $3 million lower than the fourth quarter 2011. Gross margins declined $10 million driven by lower realized prices and a decline in volumes related to mild weather offset by lower operating expenses resulting from a maintenance outage performed on Big Cajun unit 1 in the fall of 2011.

East: Full-year adjusted EBITDA totaled $117 million; $29 million higher compared to 2011. For the year, gross margin was higher by $57 million as the region benefited from increased revenues resulting from the Reliability Support Services (RSS) Agreement in Western New York, additional energy sales to the Company’s retail providers and the GenOn merger. Meanwhile, lower realized capacity prices and higher delivered coal prices partially offset the gains. The GenOn transaction led to higher operating expenses; however, this was partially offset by favorable equity earnings with a full year of contribution from the GenConn Middletown facility, which became operational in June 2011.

Fourth-quarter adjusted EBITDA was $34 million; $40 million higher than the fourth quarter 2011. The improvement was the result of a $68 million increase in gross margin due to the addition of GenOn and contributions from the RSS Agreement in Western New York. Offsetting the increase in gross margin were higher operating expenses resulting from the GenOn acquisition.

West: Full-year adjusted EBITDA totaled $87 million; $14 million higher than 2011. Favorable gross margin of $24 million was due to an over 900% increase in generation as our facilities were needed for system reliability as a result of the extended outage at the San Onofre nuclear plant.  Also contributing to the higher gross margin was contingent rental income related to the Long Beach power purchase agreement (PPA) and contributions from the GenOn acquisition. Partially offsetting the gains in gross margin were higher operating expenses, which resulted from the addition of the GenOn assets.

Fourth-quarter adjusted EBITDA was $18 million; $4 million higher than the fourth quarter 2011. Gross margin improved $13 million due to a nearly 1,900% increase in generation at our Encina facility. Offsetting the increase in gross margin were higher operating expenses resulting from the GenOn acquisition.

Alternative Energy: Full-year adjusted EBITDA totaled $52 million, up $67 million from 2011. Solar gross margin was $117 million, a $106 million increase driven by the addition of the Company’s Agua Caliente solar facility, which as of December 31, 2012 had reached commercial operations on 253 MW, and the addition of the Roadrunner facility, which began commercial operations in late 2011. Offsetting the improved margin were NRG’s continued development efforts in new businesses.

Fourth-quarter adjusted EBITDA was $17 million; $23 million higher than the fourth quarter 2011.  Solar gross margin was $30 million, a $26 million increase driven by the addition of the Company’s Agua Caliente solar facility, which had $19 million in gross margin and CVSR which had $2 million in gross margin in the fourth quarter of 2012.

GenOn stand-alone results: Full-year adjusted EBITDA for GenOn totaled $543 million. This calculation is based on GenOn’s previous methodology. See appendix for a detailed reconciliation.

Liquidity and Capital Resources

Table 3: Corporate Liquidity

($ in millions)	12/31/12	9/30/12	12/31/11
Cash and Cash Equivalents	2,087	1,610	1,105
Funds deposited by counterparties	271	76	258
Restricted cash	217	237	292
Total Cash and Funds Deposited	2,575	1,923	1,655
Revolver Availability	1,058	1,133	673
Total Liquidity	3,633	3,056	2,328
Less: Funds deposited as collateral by hedge counterparties	(271)	(76)	(258)
Total Current Liquidity	3,362	2,980	2,070
Less: Reserve for 2017 bond redemption(1)	—	(270)	—
Total Current Liquidity, adjusted	3,362	2,710	2,070

(1)         On October 24th, NRG redeemed the remaining $270 million outstanding of the 2017 Senior Notes

Total current liquidity, as of December 31, 2012, was $3,362 million, an increase of $1,292 million from December 31, 2011 driven largely by NRG’s free cash flow, the GenOn acquisition and a $385 million increase in Revolver availability primarily due to the sell-down of the Agua Caliente project. The $75 million decrease in restricted cash is primarily due to reduced collateral requirements for the Company’s solar projects as NRG continues to contribute equity.  Cash and cash equivalents increased by $982 million due to the following items:

•                  $1,127 million of adjusted cash flow from operations;

•                  $983 million cash acquired in the GenOn transaction, net of $686 million used to retire the GenOn term loan at closing;

•                  $174 million in gross proceeds from the sale of Schkopau, partially offset by $42 million of cash remaining on Schkopau’s balance sheet on date of sale;

•                  $122 million in proceeds from the sell down of the Agua Caliente project;

•                  Partially offset by $1,382 million of cash outflows consisting of the following items:

•                  $733 million for solar and conventional growth investments (net of debt and third party funding of $2,337 million);

•                  $220 million of cash paid for maintenance and environmental capital expenditures (net of financing of $47 million);

•                  $172 million net paydown of Senior Notes and $79 million of scheduled debt amortization;

•                  $50 million in payments of dividends to preferred and common shareholders;

•                  $46 million in merger related payments; and

•                  $82 million in other investing and financing activities

Growth Initiatives and Developments

NRG continued to advance its leadership position in sustainable energy including:

Solar

•                  Agua Caliente — As of December 31, 2012, 253 MW of generation capacity have achieved commercial operation making Agua Caliente the largest operating solar photovoltaic (PV) project in the United States.  Overall, construction at Agua Caliente is several months ahead of schedule and currently is expected to reach completion in early 2014. Power generated by Agua Caliente is being sold under a 25-year PPA with Pacific Gas and Electric Co (PG&E).

•                  CVSR — Construction of the California Valley Solar Ranch project is ahead of schedule with 127 MW having achieved operation by December 31, 2012, with the remaining 123 MW expected to come on line by the fourth quarter of 2013.  Power from this project is being sold to PG&E under a 25-year PPA.

•                  Ivanpah — Unit 1 (124 MW) is expected to reach commercial operations in August 2013.  The remaining two units (each at 127 MW) currently are expected to be completed in the third and fourth quarter of 2013. Power from Units 1 and 3 will be sold to Pacific Gas & Electric via two 25-year PPAs, and power from Unit 2 will be sold to Southern California Edison under a 20-year PPA.

•                  Other Solar — Avra Valley (25 MW under a 20-year PPA with Tucson Electric Power) reached commercial operation in December 2012.   The Borrego project (26 MW under a 25-year PPA with San Diego Gas & Electric) and Alpine (66 MW under a 20 year PPA with Pacific Gas & Electric) reached commercial operation in the first quarter of 2013.  Our Distributed Generation scale installations continued with Gillette Stadium achieving commercial operation in December 2012 and Lincoln Financial Field achieving commercial operation in February 2013.

Conventional

•                  Marsh Landing —The Company is continuing construction of the Marsh Landing project, a 720 MW natural gas-fueled peaking facility adjacent to the Company’s Contra Costa generating facility near Antioch, California. The facility is being constructed pursuant to a 10 year PPA with PG&E. The Company expects to achieve commercial operation in the second quarter of 2013.

•                  El Segundo —The Company is continuing construction, at its El Segundo Power Generating Station, of a 550 MW fast-start, combined-cycle plant. The plant is being constructed pursuant to a 10 year, 550 MW PPA with Southern California Edison. The Company expects a commercial operation date in the third quarter of 2013.

•                  Petra Nova —Petra Nova continues with the development of its peaking unit at NRG’s WA Parish Generating Station and on August 14, 2012, signed a $24 million lump-sum, turnkey EPC contract. Petra Nova is targeting a second quarter 2013 commercial operation date and it is anticipated that the unit will eventually be used as a cogeneration facility dedicated to a Carbon Capture Utilization and Storage Project, funded in part by the U.S. Department of Energy, at the Parish facility.  The peaking unit is being financed, largely with the proceeds of a $54 million tax-exempt bond financing that was completed on May 3, 2012, of which NRG has drawn $23 million through December 31, 2012.

Outlook for 2013 and 2014

NRG is reaffirming the guidance announced by the Company on January 22, 2013 for both adjusted EBITDA and FCF before growth investments for 2013 and 2014.

Table 4: 2013 and 2014 Adjusted EBITDA and Free Cash Flow before growth investment Guidance (Current)

	2013 Guidance	2014 Guidance
(dollars in millions)	2/27/2013	2/27/2013

Adjusted EBITDA	2,535 — 2,735	2,700 — 2,900
Interest payments	(920)	(1,000)
Income tax	(30)	40
Collateral/working capital/other changes	(50)	(200)
Cash flow from operations	1,525 — 1,725	1,550 — 1,750
Maintenance capital expenditures, net	(420)-(440)	(390)-(410)
Environmental capital expenditures, net	(175)-(195)	(230)-(250)
Preferred dividends	(9)	(9)
Free cash flow — before growth investments	900 — 1,100	900 — 1,100

Notes:

•            Current guidance, including all components thereof, is identical to the guidance provided on January 22, 2013.

•            Subtotals and totals are rounded

Change in Methodology for Adjusted EBITDA and Free Cash Flow before growth investments

Beginning in 2013, NRG will modify the calculation of both Adjusted EBITDA and FCF before growth investments primarily to provide greater clarity for partially owned investments, including solar projects such as Agua Caliente and Ivanpah:

•                  Adjusted EBITDA (Revised)

•                  Increase adjusted EBITDA to reflect pro rata portion of Adjusted EBITDA from NRG’s equity investments in unconsolidated subsidiaries (previously adjusted EBITDA included only GAAP equity earnings attributed to such investments);

•                  Discontinue deduction of non-controlling interest (GAAP earnings) and disclose non-controlling pro rata EBITDA (and debt) for such investments separately;

•                  Exclude plant deactivation costs; and

•                  Exclude interest income (now included as a reduction to interest expense)

•                  Free Cash Flow Before Growth (Revised)

•                  Reduce FCF Before Growth Investments by distributions to non-controlling interests

The following tables reflect the change in our guidance ranges as we implement our new methodology of calculating adjusted EBITDA (Revised) and FCF before growth investments (Revised):

Table 5: 2013 Adjusted EBITDA and Free Cash Flow before growth Guidance — Revised vs. Current

($ in millions)	Revised(1)	Current

Adjusted EBITDA	2,615— 2,815	2,535— 2,735
Free cash flow — before growth investments	900 — 1,100	900 — 1,100

Table 6: 2014 Reconciliation of Adjusted EBITDA Guidance — Revised vs. Current

($ in millions)	Revised(1)	Current

Adjusted EBITDA	2,760— 2,960	2,700— 2,900
Free cash flow — before growth investments	900 — 1,100	900 — 1,100

(1)         The pro-rata amount of Adjusted EBITDA associated with non-controlling interests is $60 million and $105 million in 2013 and 2014, respectively. A detailed reconciliation is shown in Appendix A

A detailed reconciliation of adjusted EBITDA and FCF before Growth Investments from our current to revised methodology can be found in Appendix A.

2013 Capital Allocation Program

While NRG deployed a substantial amount of its excess capital in 2012 to invest in new growth projects ($733 million), to pay down corporate debt ($172 million), and to pay common stock dividends ($41 million), the Company’s substantial ongoing Free Cash Flow generation continues to contribute to a significant cash surplus in excess of its core operating requirements.

Having substantially completed its $1 billion debt reduction target announced in connection with the GenOn transaction, placing key credit ratios in line with the Company’s long held prudent balance sheet management targets and with de facto constraints on paying down significantly more of its debt at this time, NRG wants to return more of its excess capital to shareholders.  Accordingly, the Company hereby announces its intentions to increase its common stock dividend in 2013 by 33% to $0.48 per share annually, representing approximately a 2% yield against our current market price per share.  In addition, NRG is authorized to repurchase $200 million of its common stock.  These actions do not foreclose the possibility of further or different capital allocation actions later in 2013.

Earnings Conference Call

On February 27, 2013, NRG will host a conference call at 9:00 am eastern to discuss these results. Investors, the news media and others may access the live webcast of the conference call and accompanying presentation materials by logging on to NRG’s website at http://www.nrgenergy.com and clicking on “Investors.” The webcast will be archived on the site for those unable to listen in real time.

About NRG

NRG is at the forefront of changing how people think about and use energy. We deliver cleaner and smarter energy choices for our customers, backed by the nation’s largest independent power generation portfolio of fossil fuel, nuclear, solar and wind facilities. A Fortune 300 company, NRG is challenging the U.S. energy industry by becoming the largest developer of solar power, building the first privately funded electric vehicle charging infrastructure, and providing customers with the most advanced smart energy solutions to better manage their energy use. In addition to 47,000 megawatts of generation capacity, enough to supply nearly 40 million homes, our retail electricity providers — Reliant, Green Mountain Energy and Energy Plus — serve more than two million customers. More information is available at www.nrgenergy.com. Connect with NRG Energy on Facebook and follow us on Twitter @nrgenergy.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and include our Adjusted EBITDA, free cash flow guidance, expected earnings, future growth, financial performance, capital allocation, environmental capital expenditures, expected benefits from the GenOn acquisition and development projects, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions, hazards customary in the power industry, weather conditions, successful partnering relationships, government loan guarantees, competition in wholesale and retail power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets, changes in government regulation of markets and of environmental emissions, our ability to utilize tax incentives, the condition of capital markets generally, our ability to access capital markets, unanticipated outages at our generation facilities, adverse results in current and future litigation, our inability to implement value enhancing improvements to plant operations and companywide processes, the ability to successfully integrate the businesses of NRG and GenOn, the ability to realize anticipated benefits of the transaction (including expected cost savings and other synergies) or the risk that anticipated benefits may take longer to realize than expected, our ability to maintain retail customers, and our ability to achieve the expected benefits and timing of development projects. Furthermore, any common stock dividend or share repurchases are subject to available capital, market conditions, and compliance with associated laws and regulations.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The Adjusted EBITDA guidance and free cash flows are estimates as of today’s date, February 27, 2013 and are based on assumptions believed to be reasonable as of this date. NRG expressly disclaims any current intention to update such guidance. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov. In addition, NRG makes available free of charge at www.nrgenergy.com (in the “Investors” section), copies of materials it files with, or furnishes to, the SEC.

Contacts:

Media:                                                                                                                                                                      Investors:

Lori Neuman                                                                                                Chad Plotkin

609.524.4525                                                                                                                                  609.524.4526

Karen Cleeve                                                                                                                                    Stefan Kimball

609.524.4608                                                                                                                                     609.524.4527

David Knox

713.537.2130

NRG ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	(Unaudited) Three months ended December 31,		Twelve months ended December 31,
(In millions, except for per share amounts)	2012	2011	2012	2011

Operating Revenues
Total operating revenues	$2,063	$2,132	$8,422	$9,079
Operating Costs and Expenses
Cost of operations	1,469	1,690	6,087	6,675
Depreciation and amortization	247	231	950	896
Impairment charge on emissions allowance	—	—	—	160
Selling, general and administrative	211	189	892	668
Acquisition-related transaction and integration costs	89	—	107	—
Development costs	10	13	36	45
Total operating costs and expenses	2,026	2,123	8,072	8,444
Operating Income	37	9	350	635
Other Income/(Expense)
Equity in earnings of unconsolidated affiliates	11	9	37	35
Bargain purchase gain related to GenOn acquisition	560	—	560	—
Impairment charge on investment	—	—	(2)	(495)
Other income, net	5	6	19	19
Loss on debt extinguishment	(10)	—	(51)	(175)
Interest expense	(166)	(161)	(661)	(665)
Total other expense	400	(146)	(98)	(1,281)
Income/(Loss) Before Income Taxes	437	(137)	252	(646)
Income tax benefit	(81)	(28)	(327)	(843)
Net Income/(Loss)	518	(109)	579	197
Less: Net income attributable to non-controlling interest	2	—	20	—
Net Income /(Loss) Attributable to NRG Energy, Inc.	516	(109)	559	197
Dividends for preferred shares	2	2	9	9
Income/(Loss) Available for Common Stockholders	$514	$(111)	$550	$188
Earnings/(Loss) Per Share Attributable to NRG Energy, Inc. Common Stockholders
Weighted average number of common shares outstanding — basic	247	229	232	240
Net Income/(Loss) per weighted average common share — basic	$2.08	$(0.48)	$2.37	$0.78
Weighted average number of common shares outstanding —diluted	249	229	234	241
Net Income/(Loss) per weighted average common share —diluted	$2.06	$(0.48)	$2.35	$0.78
Dividends Per Common Share	$0.18	$—	$0.18	$—

NRG ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME/(LOSS)

	(Unaudited) Three months ended December31,		Twelve months ended December 31,
	2012	2011	2012	2011
Net Income/(Loss)	$518	$(109)	$579	$197
Other Comprehensive Income/(Loss) net of tax
Unrealized loss on derivatives, net of income tax benefit of $18, $50, $94 and $181	(31)	(84)	(163)	(309)
Foreign currency translation adjustments, net of income tax benefit (expense) of $0,($3) $1 and $1	—	3	(1)	(2)
Reclassification adjustment for translation gain realized upon sale of Schkopau, net of income tax benefit of $0,$0,$6 and $0	—	—	(11)	—
Available — for-sale securities, net of income tax benefit of $2, ($1), $1 and $0	1	1	3	(1)
Defined benefit plan, net of income tax benefit of $22, $27, $21 and $27	(52)	(47)	(52)	(46)
Other comprehensive loss	(82)	(127)	(224)	(358)
Comprehensive Income/(Loss)	436	(236)	355	(161)
Less: Comprehensive income attributable to non-controlling interest	2	—	20	—
Comprehensive Income /(Loss) Attributable to NRG Energy, Inc.	434	(236)	335	(161)
Dividends for preferred shares	2	2	9	9
Comprehensive Income /(Loss) available for common stockholders	$432	$(238)	$326	$(170)

NRG ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except shares)	December 31, 2012	December 31, 2011

ASSETS
Current Assets
Cash and cash equivalents	$2,087	$1,105
Funds deposited by counterparties	271	258
Restricted cash	217	292
Accounts receivable — trade, less allowance for doubtful accounts of $32 and $23	986	834
Inventory	931	308
Derivative instruments	2,644	4,427
Cash collateral paid in support of energy risk management activities	229	311
Deferred income taxes	56	—
Prepayments and other current assets	535	214
Total current assets	7,956	7,749
Property, plant and equipment, net of accumulated depreciation of $5,417 and $4,570	20,268	13,621
Other Assets
Equity investments in affiliates	676	640
Note receivable — affiliate and capital leases, less current portion	79	342
Goodwill	1,956	1,886
Intangible assets, net of accumulated amortization of $1,706 and $1,452	1,200	1,419
Nuclear decommissioning trust fund	473	424
Derivative instruments	662	483
Deferred income taxes	1,261	—
Other non-current assets	597	336
Total other assets	6,904	5,530
Total Assets	$35,128	$26,900
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt and capital leases	$147	$87
Accounts payable	1,170	808
Derivative instruments	1,981	4,029
Deferred income taxes	—	127
Cash collateral received in support of energy risk management activities	271	258
Accrued interest	191	165
Other accrued expense	567	281
Other current liabilities	350	106
Total current liabilities	4,677	5,861
Other Liabilities
Long-term debt and capital leases	15,733	9,745
Nuclear decommissioning reserve	354	335
Nuclear decommissioning trust liability	273	254
Postretirement and other benefit obligations	803	400
Deferred income taxes	55	1,389
Derivative instruments	500	459
Out-of-market commodity contracts	1,216	183
Other non-current liabilities	735	356
Total non-current liabilities	19,669	13,121
Total Liabilities	24,346	18,982
3.625% convertible perpetual preferred stock; $0.01 par value; 250,000 shares issued and outstanding (at liquidation value of $250, net of issuance costs)	249	249
Commitments and Contingencies
Stockholders’ Equity
Common stock; $0.01 par value; 500,000,000 shares authorized; 399,112,616 and 304,183,720 shares issued and 322,606,898 and 227,519,521 shares outstanding at December 31, 2012 and 2011	4	3
Additional paid-in capital	7,587	5,346
Retained earnings	4,494	3,987
Less treasury stock, at cost — 76,505,718 and 76,664,199 shares at December 31, 2012 and 2011	(1,920)	(1,924)
Accumulated other comprehensive (loss) income	(150)	74
Non-controlling interest	518	183
Total Stockholders’ Equity	10,533	7,669
Total Liabilities and Stockholders’ Equity	$35,128	$26,900

NRG ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2012	2011
	(In millions)
Cash Flows from Operating Activities
Net income	$579	$197
Adjustments to reconcile net loss to net cash provided by operating activities:
Distributions and equity in earnings of unconsolidated affiliates	2	9
Gain on bargain purchase	(560)	—
Depreciation and amortization	950	896
Provision for bad debts	45	59
Amortization of nuclear fuel	39	39
Amortization of financing costs and debt discount/premiums	31	32
Loss on debt extinguishment	9	58
Amortization of intangibles and out-of-market commodity contracts	146	167
Amortization of unearned equity compensation	41	28
Loss on disposals and sale of assets	11	14
Impairment charges and asset write downs	—	657
Changes in derivative instruments	124	(138)
Changes in deferred income taxes and liability for uncertain tax benefits	(353)	(859)
Changes in nuclear decommissioning trust liability	37	20
Cash (used)/provided by changes in other working capital, net of acquisition and disposition effects:
Accounts receivable — trade	(131)	(119)
Inventory	(172)	145
Prepayments and other current assets	(26)	59
Accounts payable	(132)	9)
Accrued expenses and other current liabilities	231	(111)
Other assets and liabilities	278	4
Net Cash Provided by Operating Activities	1,149	1,166
Cash Flows from Investing Activities
Acquisitions of business, net of cash acquired	(81)	(377)
Cash acquired in GenOn acquisition	983	—
Capital expenditures	(3,396)	(2,310)
Increase in restricted cash, net	(66)	(35)
Decrease /(increase) in restricted cash to support equity requirements for U.S. DOE funded projects	164	(215)
(Increase)/Decrease in notes receivable	(24)	12
Proceeds from renewable energy grants	62	—
Purchase s of emission allowances, net of proceeds	(1)	(19)
Investments in nuclear decommissioning trust fund securities	(436)	(406)
Proceeds from sales of nuclear decommissioning trust fund securities	399	385
Proceeds from sale of assets, net	137	7
Investments in unconsolidated affiliates	(25)	(66)
Other	22	(23)
Net Cash Used by Investing Activities	(2,262)	(3,047)
Cash Flows from Financing Activities
Payment of dividends to preferred and common stockholders	(50)	(9)
(Payments for)/net receipts from settlement of acquired derivatives that include financing elements	(68)	(83)
Payment for treasury stock	—	(430)
Sale proceeds and other contributions from non-controlling interests in subsidiaries	347	29
Proceeds from issuance of common stock	—	2
Proceeds from issuance of long-term debt	3,165	6,224
Payments for term loan for funded letter of credit	—	(1,300)
Decrease in restricted cash supporting funded letter of credit	—	1,300
Payment of debt issuance and hedging costs	(35)	(207)
Payments for short and long-term debt	(1,260)	(5,493)
Net Cash Provided by Financing Activities	2,099	33
Effect of exchange rate changes on cash and cash equivalents	(4)	2
Net Increase/(Decrease) in Cash and Cash Equivalents	982	(1,846)
Cash and Cash Equivalents at Beginning of Period	1,105	2,951
Cash and Cash Equivalents at End of Period	$2,087	$1,105

Appendix Table A-1: Fourth Quarter 2012 Regional Adjusted EBITDA Reconciliation

The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to net income/ (loss)

(dollars in millions)	Retail	Texas	South Central	East	West	Other Conventional	Alt. Energy	Corp.	Total

Net Income/(Loss)	37	108	2	(19)	17	8	(12)	377	518
Plus:
Net Income Attributable to Non-Controlling Interest	—	—	—	—	—	—	(2)	—	(2)
Income Tax	—	—	—	—	—	(1)	—	(80)	(81)
Interest Expense	1	—	4	7	1	1	12	140	166
Depreciation, Amortization and ARO Expense	36	116	24	43	5	5	18	4	251
Loss on Debt Extinguishment	—	—	—	—	—	—	—	10	10
Amortization of Contracts	32	9	(5)	(1)	—	—	—	—	35
EBITDA	106	233	25	30	23	13	16	451	897
Merger & Transaction Costs	—	—	—	—	—	—	—	89	89
Bargain Purchase Gain	—	—	—	—	—	—	—	(560)	(560)
Asset and Investment Write-offs	—	—	9	—	—	—	—	—	9
MtM losses/(gains)	46	(43)	(18)	4	(5)	—	1	—	(15)

Adjusted EBITDA	152	190	16	34	18	13	17	(20)	420

Appendix Table A-2: Fourth Quarter 2011 Regional Adjusted EBITDA Reconciliation

The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to net income/ (loss)

(dollars in millions)	Retail	Texas	South Central	East	West	Other Conventional	Alt. Energy	Corp.	Total

Net Income/(Loss)	19	123	(60)	(73)	3	5	(15)	(111)	(109)
Plus:
Income Tax	—	—	—	—	—	1	—	(29)	(28)
Interest Expense	1	—	9	9	1	3	4	134	161
Depreciation, Amortization and ARO Expense	45	117	24	30	4	3	9	2	234
Amortization of Contracts	51	13	(4)			1		—	61
EBITDA	116	253	(31)	(34)	8	13	(2)	(4)	319
Asset and Investment Write-offs	—	2	—	12	—	—	—	—	14
MtM losses/(gains)	44	(55)	50	16	6	—	(4)	—	57

Adjusted EBITDA	160	200	19	(6)	14	13	(6)	(4)	390

Appendix Table A-3: YTD 2012 Regional Adjusted EBITDA Reconciliation

The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to net income/(loss)

(dollars in millions)	Retail	Texas	South Central	East	West	Other Conventional	Alt. Energy	Corp.	Total

Net Income/(Loss)	541	(94)	2	(39)	59	33	(34)	111	579
Plus:
Net Income Attributable to Non-Controlling Interest	—	—	—	—	—	—	(20)	—	(20)
Income Tax	—	—	—	—	—	3	—	(330)	(327)
Interest Expense	4	—	18	20	2	11	46	560	661
Depreciation, Amortization and ARO Expense	162	461	93	140	16	17	59	12	960
Loss on Debt Extinguishment	—	—	—	—	—	—		51	51
Amortization of Contracts	115	41	(20)	(1)	—	1	—	—	136
EBITDA	822	408	93	120	77	65	51	404	2,040
Merger & Transaction Costs	—	—	—	—	—	—	—	112	112
Bargain Purchase Gain	—	—	—	—	—	—	—	(560)	(560)
Legal Settlement	—	—	14	—	20	—	—	—	34
Asset and Investment Write-offs	—	8	9	—	—	—	—	5	22
MtM losses/(gains)	(166)	464	(17)	(3)	(10)	—	1	—	269

Adjusted EBITDA	656	880	99	117	87	65	52	(39)	1,917

Appendix Table A-4: YTD 2011 Regional Adjusted EBITDA Reconciliation

The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to net income/ (loss)

(dollars in millions)	Retail	Texas	South Central	East	West	Other Conventional	Alt. Energy	Corp.	Total

Net Income/(Loss)	369	316	(14)	(86)	54	19	(57)	(404)	197
Plus:
Income Tax	(3)	—	—	—	—	7	—	(847)	(843)
Interest Expense	4	(16)	41	47	2	15	16	556	665
Depreciation, Amortization and ARO Expense	159	466	89	120	13	14	31	12	904
Loss on Debt Extinguishment	—	—	—	—	—	—	—	175	175
Amortization of Contracts	169	56	(20)	—	—	1	—	—	206
EBITDA	698	822	96	81	69	56	(10)	(508)	1,304
Asset and Investment Write-offs	—	170	—	12	—	—	—	495	677
MtM losses/(gains)	(34)	(150)	29	(5)	4	—	(5)	—	(161)

Adjusted EBITDA	664	842	125	88	73	56	(15)	(13)	1,820

Appendix Table A-5: 2012, 2013 and 2014 Adjusted EBITDA and FCF before Growth Investments (Current) to Adjusted EBITDA and FCF before Growth Investments (Revised)

The following table summarizes the calculation of Adjusted EBITDA (Current) to Adjusted EBITDA (Revised) and FCF before Growth Investments (Current) to FCF before Growth Investments (Revised)

(dollars in millions)	2012	2013	2014
Adjusted EBITDA (Current)	1,917	2,535-2,735	2,700–2,900
+ GAAP Net income attributable to non-controlling interests e.g. Agua Caliente, Ivanpah	19	10	15
+ Adjustment to reflect NRG Share of Adjusted EBITDA in unconsolidated affiliates, e.g. GenConn, Saguaro, Gladstone	55	50	50
+ Deactivation costs	3	30	5
– Interest income	(9)	(10)	(10)
Adjusted EBITDA (Revised)	1,985	2,615-2,815	2,760-2,960

Free Cash Flow Before Growth Investments (Current)	898	900-1,100	900-1,100
— Distributions to non-controlling shareholders e.g. Agua Caliente1, Ivanpah 1	—	—	—

Free Cash Flow Before Growth Investments (Revised)	898	900-1,100	900-1,100

(1) Distributions to minority shareholders for Agua Caliente and Ivanpah will only begin in 2015 per terms of underlying credit agreements

Appendix Table A-6: 2012, 2013 and 2014 Pro rata Adjusted EBITDA and Pro-rata Debt apportioned to Non-controlling interests

The following table summarizes the pro-rata Adjusted EBITDA and Debt associated with the Non-controlling interests, as well as the addition of NRG’s pro-rata debt in unconsolidated affiliates

(dollars in millions)	2012	2013	2014
Adjusted EBITDA (Revised)	1,997	2,615—2,815	2,760—2,960
—Pro-rata Adjusted EBITDA associated with non-controlling interests e.g. Agua Caliente, Ivanpah	(19)	(60)	(105)
NRG Adjusted EBITDA (Revised)	1,978	2,555-2,755	2,655-2,855

Consolidated Debt	15,485	15,860	15,865
Less Short-term debt to finance cash grant	(470)	(290)	—
Consolidated Debt net of short-term debt to finance cash grant	15,015	15,570	15,865
– Pro-rata Debt associated with non-controlling interests e.g. Agua Caliente, Ivanpah	(1,033)	(1,045)	(1,040)
+ Pro-rata Debt associated with unconsolidated affiliates	233	225	210
NRG associated Debt	14,215	14,750	15,035

Appendix Table A-7: 2012 Full-Year Adjusted Cash Flow from Operations Reconciliation

The following table summarizes the calculation of adjusted cash flow operating activities providing a reconciliation to net cash provided by operating activities

(dollars in millions)	Twelve months ended December 31, 2012	Twelve months ended December 31, 2011
Net Cash Provided by Operating Activities	1,149	1,166
Less: Reclassifying of net payments for settlement of acquired derivatives that include financing elements	(68)	(83)
Add: GenOn Merger and integration costs	46	—
Adjusted Cash Flow from Operating Activities	1,127	1,083

Appendix Table A-8: YTD 2012 GenOn Energy, Inc. Adjusted EBITDA Reconciliation

The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to net loss

(dollars in millions)	GenOn Energy, Inc.

Net Loss	(486)
Plus:
Income Tax	15
Interest Expense, net	338
Depreciation, Amortization and ARO Expense	349
EBITDA	216
Asset and Investment Write-offs and impairments	68
MtM losses	180
Merger related costs	71
Plant deactivation costs	54
Legal settlements	(52)
Other, net	6

Adjusted EBITDA	543

EBITDA, Adjusted EBITDA and Adjusted EBITDAR are non-GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of Adjusted EBITDA should not be construed as an inference that NRG’s future results will be unaffected by unusual or non-recurring items.

EBITDA represents net income before interest (including loss on debt extinguishment), taxes, depreciation and amortization. EBITDA is presented because NRG considers it an important supplemental measure of its performance and believes debt-holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:

•                 EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;

•                  EBITDA does not reflect changes in, or cash requirements for, working capital needs;

•                  EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments;

•                  Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•                  Other companies in this industry may calculate EBITDA differently than NRG does, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of NRG’s business. NRG compensates for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally. See the statements of cash flow included in the financial statements that are a part of this news release.

Adjusted EBITDA is presented as a further supplemental measure of operating performance. Adjusted EBITDA represents EBITDA adjusted for mark-to-market gains or losses, asset write offs and impairments; and factors which we do not consider indicative of future operating performance. The reader is encouraged to evaluate each adjustment and the reasons NRG considers it appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, the reader should be aware that in the future NRG may incur expenses similar to the adjustments in this news release.

Adjusted cash flow from operating activities is a non-GAAP measure NRG provides to show cash from operations with the reclassification of net payments of derivative contracts acquired in business combinations from financing to operating cash flow, as well as the add back of merger and integration related costs. The Company provides the reader with this alternative view of operating cash flow because the cash settlement of these derivative contracts materially impact operating revenues and cost of sales, while GAAP requires NRG to treat them as if there was a financing activity associated with the contracts as of the acquisition dates. The Company adds back merger and integration related costs as they are one time and unique in nature do not reflect ongoing cash from operations and they are fully disclosed to investors.

Free cash flow (before growth investments) is adjusted cash flow from operations less maintenance and environmental capital expenditures, net of financing and preferred stock dividends and is used by NRG predominantly as a forecasting tool to estimate cash available for debt reduction and other capital allocation alternatives. The reader is encouraged to evaluate each of these adjustments and the reasons NRG considers them appropriate for supplemental analysis. Because we have mandatory debt service requirements (and other non-discretionary expenditures) investors should not rely on free cash flow as a measure of cash available for discretionary expenditures.